Exhibit 99.1

SharpLink Announces Total ETH Holdings Increased to 797,704 as of August 24, 2025; Raised $360.9 Million in Net Proceeds for Week of August 18 - August 22, 2025

Total Staking Rewards Increased to 1,799 ETH as of August 24, 2025;

Approximately $200 Million in Cash Available for Additional ETH Acquisitions

MINNEAPOLIS, MN – August 26, 2025 – SharpLink Gaming, Inc. (Nasdaq: SBET) (“SharpLink” or the “Company”), one of the world’s largest corporate holders of Ether (“ETH”) and prominent industry advocate of Ethereum adoption, today issued its update on the Company’s ETH purchases for the period Monday, August 18, 2025 through Sunday, August 24, 2025; and capital raised through its At-the-Market (“ATM”) facility during the week Monday, August 18 through Friday, August 22, 2025.

Joseph Chalom, Co-Chief Executive Officer of SharpLink, stated, “Our regimented execution of SharpLink’s ETH treasury strategy continues to demonstrate the strength of our vision and the commitment of our team. With nearly 800,000 ETH now in reserve and strong liquidity available for further ETH acquisitions, our focus on building long-term value for our stockholders while simultaneously supporting the broader Ethereum ecosystem remains unwavering.”

Key Highlights for the Week Ending August 24, 2025:

●	Purchased 56,533 ETH.
●	$360.9 million in net proceeds were raised through the ATM facility this past week.
●	Average ETH purchase price for the week was $4,462.
●	Total ETH holdings increased to 797,704, currently valued at approximately $3.7 billion.
●	Total staking rewards rose to 1,799 ETH since launch of treasury strategy on June 2, 2025.
●	Approximately $200 million cash on hand yet to be deployed into ETH acquisitions.
●	ETH Concentration on a cash-converted basis* exceeds 4.00, up over 100% since June 2, 2025.
●	On August 18, 2025, SharpLink’s Board approved a $1.5 billion stock buyback plan.

Weekly ETH and Capital Summary

	Week Ending
Units of ETH (K)	8/3/25	8/10/25	8/17/25	8/24/25
Beginning Balance	438.2	521.9	596.8	740.8
ETH Acquired	83.6	74.8	143.6	56.5
ETH Staking Rewards	0.2	0.1	0.3	0.4
Ending Balance	521.9	596.8	740.8	797.7

Avg ETH Purchase Price	$3,634	$4,051	$4,648	$4,462
ETH Concentration*	3.66	3.59	3.87	3.80
ATM Shares Issued (m)	13.6	13.5	6.6	18.6
ATM Net Proceeds ($m)	$264.5	$291.8	$146.5	$360.9

* To enhance transparency into the Company’s yield performance, SharpLink introduced a new reporting metric called “ETH Concentration.” This metric is calculated by dividing the number of ETH SharpLink holds by each 1,000 assumed diluted shares issued and outstanding (“Assumed Diluted Shares Outstanding”). Assumed Diluted Shares Outstanding represents the sum of (i) SharpLink’s actual shares of common stock issued and outstanding as of the end of each reporting period, inclusive of disclosed ATM sales, plus (ii) the additional shares that would be issued upon the assumed exercise or settlement of all outstanding warrants, pre-funded warrants, stock option awards, and restricted stock units. Notably, Assumed Diluted Shares Outstanding is not calculated using the treasury stock method. It does not account for equity award vesting conditions, stock option exercise prices, or contractual restrictions limiting the convertibility of debt instruments. Additionally, it excludes any assumed share repurchases that would ordinarily be considered under the treasury stock method. Cash-converted basis assumes full cash deployment into ETH at week-ending closing price.

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About SharpLink Gaming, Inc.

Headquartered in Minneapolis, Minnesota, SharpLink Gaming, Inc. (Nasdaq: SBET) is one of the world’s largest publicly traded companies to adopt Ether (“ETH”) as its primary treasury reserve asset – a move that aligns the Company with the future of digital capital and gives investors direct exposure to Ethereum, the world’s leading smart-contract platform and second largest digital asset.

SharpLink is also reimagining the future of online gaming. Backed by a veteran team with deep roots in sports media, gaming and technology, SharpLink is charting a new course – building scalable, secure and transparent solutions that challenge outdated models and bring real innovation to the user experience. Learn more at www.sharplink.com.

Forward-Looking Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and these forward-looking statements are subject to various risks and uncertainties. Such statements include, but are not limited to, the execution of the Company’s treasury strategy and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to achieve profitable operations, fluctuations in the market price of ETH that will impact the Company’s accounting and financial reporting (see accounting rules discussed below), government regulation of cryptocurrencies and online betting, changes in securities laws or regulations, customer acceptance of new products and services, the demand for its products and its customers’ economic condition, the impact of competitive products and pricing, the lengthy sales cycle, proprietary rights of the Company, changes in applicable laws or regulations, and its competitors, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the SEC. Under U.S. generally accepted accounting principles, entities are generally required to measure certain crypto assets at fair value, with changes reflected in net income each reporting period. Changes in the fair value of crypto assets could result in significant fluctuations to the balance sheet and income statement results. Additionally, for certain types of crypto assets, the Company may be required to record associated impairment charges reflected in net income as a result of a decrease in the market price of ETH below the cost value at which the Company’s ETH are carried on its balance sheet. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company does not undertake any responsibility to update the forward-looking statements in this press release.

Investor Relations Contact

Sean Mansouri, CFA or Aaron D’Souza

Elevate IR

(720) 330-2829

ir@sharplink.com

Media Contact:

media@sharplink.com

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